                                                       Rule 424(b)(2)
                                                       Registration No. 33-48199
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 12, 1992)
10,000,000 SHARES
SALOMON INC
DEPOSITARY SHARES
EACH REPRESENTING A ONE-TWENTIETH INTEREST IN A SHARE OF
8.40% CUMULATIVE PREFERRED STOCK, SERIES E

Each of the 10,000,000 Depositary Shares offered hereby (the 'Depositary Shares') represents a one-twentieth interest in a share of 8.40% Cumulative Preferred Stock, Series E, liquidation preference $500 per share (the 'Series E Preferred Stock'), of Salomon Inc (the 'Company') deposited with the Depositary (as defined herein) and entitles the holder to all proportional rights and preferences of the Series E Preferred Stock (including dividend, voting, redemption and liquidation rights). The proportionate liquidation preference of each Depositary Share is $25. See 'Certain Terms of the Depositary Shares'.

Dividends on the Series E Preferred Stock are cumulative from the date of issue and are payable quarterly, commencing March 31, 1996 at the rate of 8.40% per annum (equivalent to $2.10 per annum per Depositary Share). See 'Certain Terms of the Series E Preferred Stock--Dividends and Distributions'.

The Series E Preferred Stock may not be redeemed prior to March 31, 2001. The Series E Preferred Stock will be redeemable as provided herein at the option of the Company at any time on or after March 31, 2001, in whole or in part, at a redemption price of $500 per share (equivalent to $25 per Depositary Share), plus accrued and unpaid dividends to the redemption date.

Application will be made to list the Depositary Shares on the New York Stock Exchange (the 'NYSE'). The Series E Preferred Stock will not be listed and the Company does not expect that there will be any trading market for the Series E Preferred Stock except as represented by the Depositary Shares.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                                                                      PRICE TO         UNDERWRITING PROCEEDS TO
                                                                      PUBLIC(1)        DISCOUNT(2)  COMPANY(1)(2)(3)
Per Depositary Share..............................................    $25.0000         $.7875       $24.2125
Total.............................................................    $250,000,000     $7,875,000   $242,125,000

--------------------------------------------------------------------------------
(1)  Plus accrued dividends, if any, from the date of issue.
(2)  The Underwriting Discount will be $.5875 for each Depositary Share sold to certain institutions. Therefore, to the extent that Depositary Shares are sold to such institutions, the actual Total Underwriting Discount will be less than, and the actual Total Proceeds to Company will be greater than, the amounts shown.
(3)  Before deducting expenses payable by the Company estimated at $300,000.

The Depositary Shares are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Depositary Receipts (as defined herein) evidencing the Depositary Shares will be made in certificated form at the offices of Salomon Brothers Inc, Seven World Trade Center, New York, New York, or through the facilities of The Depository Trust Company, on or about February 13, 1996.

Following the initial offering of the Depositary Shares and subject to obtaining the approval of the NYSE, the Company or one or more of its subsidiaries may from time to time purchase or acquire a position in the Depositary Shares and may, at its option, hold or resell such Depositary Shares. Salomon Brothers Inc, an indirect wholly owned subsidiary of the Company, expects to offer and sell previously issued Depositary Shares in the course of its business as a broker-dealer. Salomon Brothers Inc may act as principal or agent in such transactions. The accompanying Prospectus and this Prospectus Supplement may be used by the Company or any of its subsidiaries, including Salomon Brothers Inc, in connection with such transactions. Such sales, if any, will be made at varying prices related to prevailing market prices at the time of sale.

SALOMON BROTHERS INC
       DEAN WITTER REYNOLDS INC.
              A.G. EDWARDS & SONS, INC.
                      MERRILL LYNCH & CO.
                              PAINEWEBBER INCORPORATED
                                      PRUDENTIAL SECURITIES INCORPORATED
                                              SMITH BARNEY INC.

The date of this Prospectus Supplement is February 6, 1996.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEPOSITARY SHARES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by the Company with the Securities and Exchange Commission (the 'Commission') pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (File No. 1-4346), are incorporated herein by reference: (i) the Annual Report on Form 10-K for the year ended December 31, 1994; (ii) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; and (iii) the Current Reports on Form 8-K dated February 2, 1995, February 27, 1995, April 25, 1995, July 11, 1995, July 20, 1995, October 19, 1995, December 4, 1995, December 8, 1995 and
January 23, 1996. See 'Incorporation of Certain Documents by Reference' in the Prospectus.

                              RECENT DEVELOPMENTS

     On January 23, 1996, the Company announced fourth quarter 1995 net income of $168 million. For the year ended December 31, 1995, the Company recorded net income of $457 million, compared to a net loss of $399 million in the same period a year ago. Fully diluted earnings per share were $1.32 and $3.50 for the three and twelve month periods ended December 31, 1995, respectively. Book value per common share was $35.84 at December 31, 1995.

                                USE OF PROCEEDS

     The proceeds to be received by the Company from the sale of the Depositary Shares representing the Series E Preferred Stock will be used for general corporate purposes, to fund investments in, or extensions of credit to, its subsidiaries, as well as to supplement capital needs.

                     CERTAIN TERMS OF THE DEPOSITARY SHARES

     The following summary description of the Depositary Shares offered hereby supplements the description of the terms of the Depositary Shares set forth under the heading 'Description of Depositary Shares' in the accompanying Prospectus, to which description reference is hereby made. The summary description of the Depositary Shares set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement referred to below, the form of which (including the form of Depositary Receipt (as defined below)) is filed as an exhibit or incorporated by reference in the Registration Statement of which this Prospectus Supplement forms a part.

     Each Depositary Share represents a one-twentieth interest in a share of Series E Preferred Stock. The shares of Series E Preferred Stock underlying the Depositary Shares will be deposited with First Chicago Trust Company of New

York, as Depositary (the 'Depositary'), under a Deposit Agreement (the 'Deposit Agreement') among the Company, the Depositary and the holders from time to time of the depositary receipts issued by the Depositary thereunder (the 'Depositary Receipts'). The Depositary Receipts so issued will evidence the Depositary Shares. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled through the Depositary, in proportion to the one-twentieth interest in a share of Series E Preferred Stock underlying such Depositary Share, to all rights and preferences of a share of Series E Preferred Stock (including dividend, voting, redemption and liquidation rights). Since each share of Series E Preferred Stock entitles the holder thereof to one vote on matters on which the Series E Preferred Stock is entitled to vote, each Depositary Share will, in effect, entitle the holder thereof to one-twentieth of a vote thereon, rather than one full vote. The principal office of the Depositary is currently located at 14 Wall Street, New York, New York. See 'Certain Terms of the Series E Preferred Stock--Voting Rights' below and 'Description of Preferred Stock--Voting Rights' and 'Description of Depositary Shares' in the accompanying Prospectus.

     First Chicago Trust Company of New York will be the transfer agent and registrar for the Depositary Shares.

                 CERTAIN TERMS OF THE SERIES E PREFERRED STOCK

     The following description of certain terms of the Series E Preferred Stock supplements the description of the general terms and provisions of the preferred stock of the Company set forth under the heading 'Description of Preferred Stock' in the accompanying Prospectus. The Series E Preferred Stock is a series of the preferred stock, without par value, of the Company, which preferred stock may be issued from time to time in one or more series with such rights, preferences and limitations as are determined by the Company's Board of Directors (the 'Board of Directors') or a duly authorized committee thereof. The description of certain provisions of the Series E Preferred Stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Designations relating to the Series E Preferred Stock, which is filed as an exhibit or incorporated by reference in the Registration Statement of which this Prospectus Supplement forms a part.

GENERAL

     The Series E Preferred Stock will on the date of original issue rank on a parity as to payment of dividends and distribution of assets upon dissolution, liquidation or winding up of the Company with each other outstanding series of preferred stock of the Company. See 'Description of Preferred Stock' in the accompanying Prospectus. The Series E Preferred Stock will rank prior to the Common Stock, $1.00 par value, of the Company (the 'Common Stock') and, when and if issued, to shares of Series B Junior Participating Preferred Stock as to the payment of dividends and distribution of assets upon dissolution, liquidation or winding up of the Company.

     As of the date of this Prospectus Supplement, the Company is authorized by its Certificate of Incorporation (as amended), to issue 5,000,000 shares of preferred stock, without par value. On February 2, 1996, there were 560,000 shares of the Company's Series A Cumulative Convertible Preferred Stock, 225,000 shares of the Company's 9.50% Cumulative Preferred Stock, Series C and 400,000 shares of the Company's 8.08% Cumulative Preferred Stock, Series D outstanding. The 8.08% Cumulative Preferred Stock, Series D, the 9.50% Cumulative Preferred Stock, Series C and the Series A Cumulative Convertible Preferred Stock rank on a parity as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up. There are currently reserved for issuance up to 2,500,000 shares of Series B Junior Participating Preferred Stock of the Company, which shares are issuable upon the exercise of certain preferred share purchase rights. See 'Description of Preferred Stock--General' in the accompanying Prospectus.

DIVIDENDS AND DISTRIBUTIONS

     The holders of shares of Series E Preferred Stock will be entitled to receive, when and as declared by the Board of Directors out of net profits or net assets of the Company legally available for the payment of dividends, cumulative cash dividends at the annual rate of 8.40% of the liquidation preference per share of Series E Preferred Stock (equivalent to $42.00 per annum per share of Series E Preferred Stock and $2.10 per annum per Depositary Share), and no more, in equal quarterly payments (rounded down to the nearest cent) on March 31, June 30, September 30 and December 31 in each year, commencing on March 31, 1996, except that with respect to the first dividend payment date on March 31, 1996, the holders will be entitled to receive, when and as declared by the Board of Directors as provided above, a dividend of $5.60 per share of Series E Preferred Stock (equivalent to $.28 per Depositary Share). See 'Description of Depositary Shares--Dividends and Other Distributions' in the accompanying Prospectus regarding the deferral of distributions of amounts that are fractions of one cent. Dividends will be payable to the holders of record at the close of business on the fifteenth day (whether or not a business day) next preceding a dividend payment date or such other date, no more than 60 days prior to a dividend payment date, as may be determined by the Board of Directors or a duly authorized committee thereof. The record date for the first dividend payable on March 31, 1996 will be March 18, 1996.

     Dividends payable on the Series E Preferred Stock will begin to accrue and be cumulative from the date of original issue. The amount of dividends payable for any period shorter than a full quarterly dividend period will be determined on the basis of twelve 30-day months and a 360-day year. Accrued but unpaid dividends will not bear interest. Dividends paid on the shares of Series E Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable will be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

     Whenever quarterly dividends payable on shares of Series E Preferred Stock are in arrears, thereafter and until all accrued and unpaid dividends, whether or not declared, on the outstanding shares of Series E Preferred Stock have been paid in full or declared and set apart for payment, the Company will not: (i) declare or pay dividends, or make any other distributions, on any shares of Common Stock or other capital stock ranking junior (either as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up) to the Series E Preferred Stock ('Junior Stock'), other than dividends or distributions payable in Junior Stock; (ii) declare or pay dividends, or make any other distributions, on any shares of capital stock ranking on a parity (either as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up) with the Series E Preferred Stock ('Parity Stock'), other than dividends or distributions payable in Junior Stock, and other than dividends paid ratably on the Series E Preferred Stock and all Parity Stock on which dividends are payable or in arrears, in proportion to the total amounts to which the holders of all such shares are then entitled; (iii) redeem or purchase or otherwise acquire for consideration any shares of Junior Stock, provided that the Company may at any time redeem, purchase or otherwise acquire any shares of Junior Stock in exchange for shares of Junior Stock; or (iv) redeem or purchase or otherwise acquire for consideration any shares of Series E Preferred Stock or Parity Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes. See 'Description of Preferred Stock--Dividends' in the accompanying Prospectus.

LIQUIDATION RIGHTS

     Upon any liquidation, dissolution or winding up of the Company, no distribution will be made (i) to the holders of shares of Junior Stock, unless, prior thereto, the holders of shares of Series E Preferred Stock shall have received $500 per share (equivalent to $25 per Depositary Share), plus an amount per share equal to all accrued but unpaid dividends thereon, whether or not declared, to the date of such payment or (ii) to the holders of shares of Parity Stock, except distributions made ratably on the Series E Preferred Stock and all such Parity Stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. After payment of the full amount of the liquidating distribution to which holders of the Series E Preferred Stock are entitled, such holders will have no right or claim to any of the remaining assets of the Company. See 'Description of Preferred Stock--Liquidation Rights' in the accompanying Prospectus.

REDEMPTION

     The shares of the Series E Preferred Stock may not be redeemed by the Company prior to March 31, 2001. The Company, at its option, may redeem shares of Series E Preferred Stock, as a whole or in part, at any time or from time to time on or after March 31, 2001, at a price of $500 per share, plus an amount per share equal to all accrued but unpaid dividends thereon, whether or not declared, to the date fixed for redemption. See 'Description of Preferred Stock--Redemption' in the accompanying Prospectus.

VOTING RIGHTS

     Holders of the Series E Preferred Stock will have no voting rights except as set forth below or as otherwise from time to time required by law.

     If on any date a total of six quarterly dividends on the Series E Preferred Stock have fully accrued but have not been paid in full, the holders of shares of the Series E Preferred Stock, together with the holders of all other then-outstanding shares of any series or class of preferred stock of the Company as to which series or class a total of six quarterly dividends have fully accrued but have not been paid in full and which series or class is entitled to the rights described in this paragraph (collectively, 'Defaulted Preferred Stock'), will have the right, voting together as a class, to elect two directors to the Board of Directors. Such right of the holders of Defaulted Preferred Stock to vote for the election of such two directors may be exercised at any annual meeting or at any special meeting called for such purpose as hereinafter provided or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Company, of the holders of a majority of all outstanding shares of Defaulted Preferred Stock, until dividends in default on the outstanding shares of Defaulted Preferred Stock have been paid in full (or such dividends have been declared and funds sufficient therefor set apart for payment), at which time the term of office of the two directors so elected will terminate automatically. So long as such right to elect two directors continues (and unless such right has been exercised by written consent of the holders of a majority of the outstanding shares of Defaulted Preferred Stock), the Secretary of the Company may call, and upon the written request of the holders of record of a majority of the outstanding shares of Defaulted Preferred Stock addressed to him at the principal office of the Company will be required to call, a special meeting of the holders of such shares for election of such two directors. Such meeting will be held within 30 days after delivery of such request to the Secretary, at the place and upon the notice provided by law and in the Company's By-laws for the holding of meetings of stockholders. No such special meeting or adjournment thereof shall be held on a date less than 30 days before an annual meeting of stockholders or any special meeting in lieu thereof. If at any such annual or special meeting or any adjournment thereof the holders of a majority of the then outstanding shares of Defaulted Preferred Stock entitled to vote in such election are present or represented by proxy, or if the holders of a majority of the outstanding shares of Defaulted Preferred Stock have acted by written consent in lieu of a meeting, then the authorized number of directors will be increased by two, and the holders of the Defaulted Preferred Stock will be entitled to elect the two additional directors. Directors so elected will serve until the next annual meeting or until their successors are elected and qualify, unless the term of office of the persons so elected as directors has terminated under the circumstances described in the second sentence of this paragraph. In case of any vacancy occurring among the directors elected by the holders of the Defaulted Preferred Stock as a class, the remaining director who has been so elected may appoint a successor to hold office for the unexpired term of the director whose place is vacant. If both directors so elected by the holders of Defaulted Preferred Stock as a class cease to serve as directors before their terms expire, the holders of the Defaulted Preferred Stock then outstanding and entitled to vote for such directors may, by written consent as described above, or at a special meeting of such holders called as described above, elect successors to hold office for the unexpired terms of the directors whose places are vacant. See 'Description of Preferred Stock--Voting Rights' in the accompanying Prospectus.

                        FEDERAL INCOME TAX CONSEQUENCES

     Owners of the Depositary Shares will be treated for Federal income tax purposes as if they were owners of the Series E Preferred Stock represented by such Depositary Shares.

     On December 7, 1995, the Clinton Administration released a budget plan that includes certain tax proposals (the 'Proposals') that may affect holders of the Series E Preferred Stock. The Proposals have not yet been introduced as legislation and there can be no certainty that they will be enacted into law.

     Under the Proposals, the dividend-received deduction that is currently available to U.S. corporate shareholders for certain dividends received from the Issuer would be reduced from 70% to 50% for dividends paid after January 31, 1996. Additionally, under current law, the dividend-received deduction is allowed to a U.S. corporate shareholder only if the shareholder satisfies a 46-day holding period for the dividend-paying stock (or a 91-day period for certain dividends on preferred stock); for this purpose, days on which the market risk of owning said stock is reduced through certain hedging transactions may not be counted. The Proposals would amend this requirement by effectively requiring that such holding period requirements be satisfied immediately before or after each dividend payment, rather than only once by a shareholder. This provision would be effective for dividends paid after January 31, 1996.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement (the 'Underwriting Agreement') among the Company and the Underwriters named below (the 'Underwriters'), the Company has agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase from the Company, the number of Depositary Shares, each one representing a one-twentieth interest in a share of Series E Preferred Stock, set forth opposite its name below.

                                                                    NUMBER OF
                                                                    DEPOSITARY
UNDERWRITER                                                           SHARES
-----------------------------------------------------------------   ----------
Salomon Brothers Inc.............................................      865,000
Dean Witter Reynolds Inc.........................................      855,000
A.G. Edwards & Sons, Inc.........................................      855,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated...............      855,000
PaineWebber Incorporated.........................................      855,000
Prudential Securities Incorporated...............................      855,000
Smith Barney Inc.................................................      855,000
Bear, Stearns & Co. Inc..........................................      250,000
Alex. Brown & Sons Incorporated..................................      250,000
CS First Boston Corporation......................................      250,000
Dillon, Read & Co. Inc...........................................      250,000
Donaldson, Lufkin & Jenrette Securities Corporation..............      250,000
Goldman, Sachs & Co..............................................      250,000
Lehman Brothers Inc..............................................      250,000
J.P. Morgan Securities Inc.......................................      250,000
Oppenheimer & Co., Inc...........................................      250,000
ABN AMRO Securities (USA) Inc....................................       65,000
Robert W. Baird & Co. Incorporated...............................       65,000
J.C. Bradford & Co...............................................       65,000
Chase Securities, Inc............................................       65,000
Chemical Securities Inc..........................................       65,000
Cowen & Company..................................................       65,000
Craigie Incorporated.............................................       65,000
Dain Bosworth Incorporated.......................................       65,000
Everen Securities, Inc...........................................       65,000
Fahnestock & Co. Inc.............................................       65,000
First Albany Corporation.........................................       65,000
Furman Selz LLC..................................................       65,000
Gruntal & Co., Incorporated......................................       65,000
Interstate/Johnson Lane Corporation..............................       65,000
Janney Montgomery Scott Inc......................................       65,000
Edward D. Jones & Co.............................................       65,000
Josephthal Lyon & Ross Incorporated..............................       65,000
Kennedy, Cabot & Co..............................................       65,000
Legg Mason Wood Walker, Incorporated.............................       65,000
McDonald & Company Securities, Inc...............................       65,000

Morgan Keegan & Company, Inc.....................................       65,000
NationsBanc Capital Markets, Inc.................................       65,000
Piper Jaffray Inc................................................       65,000
Rauscher Pierce Refsnes, Inc.....................................       65,000
Raymond James & Associates, Inc..................................       65,000
Tucker Anthony Incorporated......................................       65,000
Wheat First Butcher Singer.......................................       65,000
                                                                    ----------
          Total..................................................   10,000,000
                                                                    ----------
                                                                    ----------

     The Company has been advised by the Underwriters that the Underwriters propose initially to offer the Depositary Shares to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of $.50 per share. The Underwriters may allow, and such dealers may reallow, a concession to certain other dealers not in excess of $.30 per share. After the initial public offering, the public offering price and such concessions may be changed from time to time.

     The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriters may be required to make in respect thereof.

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the Depositary Shares if any are purchased.

     Salomon Brothers Inc is an indirect wholly owned subsidiary of the Company. The participation of Salomon Brothers Inc in the offer and sale of the Depositary Shares in respect of which this Prospectus Supplement is delivered complies with the requirements of Schedule E of the By-laws of the National Association of Securities Dealers, Inc. (the 'NASD') regarding underwriting securities of an affiliate of an NASD member.

     In the ordinary course of their respective businesses, certain of the Underwriters and their respective affiliates have engaged in and may in the future engage in commercial and investment banking transactions with the Company and its affiliates.

     See 'Plan of Distribution' in the accompanying Prospectus.

                      [This page intentionally left blank]

PROSPECTUS
SALOMON INC
PREFERRED STOCK
(WITHOUT PAR VALUE)

Salomon Inc (the 'Company') may issue from time to time in one or more series its Preferred Stock, without par value, with an aggregate initial public offering price not to exceed $500,000,000 (the 'Preferred Stock'). The Preferred Stock may be issued in amounts, at prices and on other terms to be determined in light of market conditions at the time of sale. The specific number of shares, title, stated value and liquidation preference of each share, issuance price, dividend rate or method of calculation, dividend periods, dividend payment dates, any redemption or sinking fund provisions, exchange provisions, whether fractional interests in shares of Preferred Stock will be offered through depositary arrangements, any national securities exchange or other trading market on which the Preferred Stock may be listed or registered and other specific terms of each series of Preferred Stock in respect of which this Prospectus is being delivered shall be set forth in an accompanying Prospectus Supplement (the 'Prospectus Supplement').

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Preferred Stock may be sold by the Company directly to purchasers, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters. Any such managing underwriters, underwriters or agents will include Salomon Brothers Inc, a wholly owned subsidiary of the Company. If underwriters or agents are involved in any offering of the Preferred Stock, the names of such underwriters or agents, and the underwriter's discount or agent's commission, will be set forth in, or may be calculated from the information set forth in, the applicable Prospectus Supplement, and the net proceeds to the Company from such offering will be the public offering price of such Preferred Stock less such discount in the case of an offering through an underwriter, or the purchase price of such Preferred Stock less such commission in the case of an offering through an agent, and less, in each case, the other expenses of the Company associated with the issuance and distribution of such Preferred Stock.

The Company or one of its subsidiaries may from time to time purchase or acquire a position in the Preferred Stock and may at its option hold or resell such Preferred Stock. Salomon Brothers Inc expects to offer and sell previously issued Preferred Stock in the course of its business as a broker-dealer. Salomon Brothers Inc may act as principal or agent in such transactions. This Prospectus and the related Prospectus Supplements may be used by the Company or any of its subsidiaries, including Salomon Brothers Inc, in connection with such transactions. Such sales, if any, will be made at varying prices related to prevailing market prices at the time of sale. See 'Plan of Distribution' herein.

SALOMON BROTHERS INC


The date of this Prospectus is June 12, 1992.

                             AVAILABLE INFORMATION

     Salomon Inc (the 'Company') is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the 'Commission'). Reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the 'Registration Statement') under the Securities Act of 1933, as amended (the 'Securities Act'), relating to the Preferred Stock. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by the Company with the Commission pursuant to Section 13 of the Exchange Act (File No. 1-4346), are incorporated herein by reference: (i) the Annual Report on Form 10-K for the year ended December 31, 1991, as amended by the report on Form 8 dated May 28, 1992 (as amended, the '1991 10-K'); (ii) the Quarterly Report on Form 10-Q for the quarter ended March 31, 1992; (iii) the Current Report on Form 8-K dated January 17, 1992; (iv) the Current Report on Form 8-K dated February 6, 1992; (v) the Current Report on Form 8-K dated March 27, 1992; (vi) the Current Report on Form 8-K dated May 6, 1992; and (vii) the Current Report on Form 8-K dated May 20, 1992.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Preferred Stock shall be deemed to be incorporated by reference in this Prospectus.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be directed to the Corporate Secretary, Salomon Inc, Seven World Trade Center, New York, New York 10048. Telephone requests for such copies should be directed to the Corporate Secretary at (212) 783-7000.

                                  SALOMON INC

     Salomon Inc was incorporated in 1960 under the laws of the State of Delaware. Its two major operating units are engaged principally in securities and energy-related activities. The securities business is conducted by Salomon Brothers Holding Company Inc and its subsidiaries ('Salomon Brothers'). Salomon Brothers is a trader and market-maker in financial instruments in selected markets around the world and provides investment banking advisory, capital raising and related services. Energy activities are conducted by Phibro Energy, Inc. and its subsidiaries ('Phibro Energy'). Phibro Energy is a leading global trader of crude oil and energy-related products and is a major participant in spot and forward crude oil markets throughout the world. Phibro Energy is one of the largest independent oil refiners in the United States. Its four oil refineries in the U.S. Gulf Coast area have a combined capacity of approximately 330,000 barrels per day. At December 31, 1991, the Company employed 8,989 people.

     The Company's principal executive offices are located at Seven World Trade Center, New York, New York 10048 (telephone (212) 783-7000). Its registered office in Delaware is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

                                USE OF PROCEEDS

     Except as otherwise described in the applicable Prospectus Supplement, the proceeds to be received by the Company from the sale of the Preferred Stock will be used for general corporate purposes, principally to fund investments in, or extensions of credit to, its subsidiaries.

      RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

     The ratio of earnings to combined fixed charges and preferred dividends was 1.14, 1.06, 1.10, 1.15 and 1.05 for the years 1991, 1990, 1989, 1988 and 1987, respectively, and 1.28 for the three months ended March 31, 1992. Such ratios were calculated by dividing the sum of fixed charges and tax equivalent preferred dividends into the sum of earnings before taxes and fixed charges. Fixed charges consist of interest expense, including capitalized interest, and a portion of rental expense representative of the interest factor. Tax equivalent preferred dividends represent the pretax earnings necessary to cover preferred stock dividend requirements, assuming such earnings are taxed at the Company's consolidated effective income tax rate.

                         DESCRIPTION OF PREFERRED STOCK


     The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The particular terms of the Preferred Stock offered by any Prospectus Supplement and the extent, if any, to which such general terms do not apply to such Preferred Stock will be described in such Prospectus Supplement. The description of the terms of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Certificate of Incorporation, as amended (the 'Certificate of Incorporation'), including the Certificate of Designations (the 'Certificate of Designations') relating to the applicable series of Preferred Stock. The Certificate of Incorporation and any such Certificate of Designations are filed as an exhibit to or will be incorporated by reference in the Registration Statement of which this Prospectus forms a part.

GENERAL

     The Company is authorized by its Certificate of Incorporation to issue (unless otherwise indicated in the Prospectus Supplement) 5,000,000 shares of preferred stock, without par value, which may be issued from time to time in one or more series and, subject to the provisions of the Certificate of Incorporation applicable to all series of preferred stock, shall have such designations, voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue thereof adopted by the Company's Board of Directors (the 'Board of Directors') or a duly authorized committee thereof.

     As of the date of this Prospectus, there are 700,000 shares of Series A Cumulative Convertible Preferred Stock and 225,000 shares of 9.50% Cumulative Preferred Stock, Series C of the Company currently outstanding. The 9.50% Cumulative Preferred Stock, Series C ranks on a parity with the Series A Cumulative Convertible Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up. There are currently reserved for issuance up to 2,500,000 shares of Series B Junior Participating Preferred Stock of the Company, which shares are issuable upon the exercise of certain preferred share purchase rights (collectively, the 'Rights'). The Rights will become exercisable only if a person or group acquires or (unless exercisability is delayed by the Board of Directors) announces an offer to acquire 20% or more (which percentage may be reduced to not less than 10% by the Board of Directors prior to the time the Rights become exercisable) of the outstanding shares of Common Stock (as defined below) of the Company. Shares of Series B Junior Participating Preferred Stock issued upon the exercise of the Rights will rank junior to all shares of any other class of the Company's preferred stock, including the Preferred Stock offered hereby, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.

     The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise specified in the applicable Prospectus Supplement. Reference is made to the Prospectus Supplement relating to the particular series of Preferred Stock offered thereby for specific terms, including: (i) the designation, stated value and liquidation preference of such Preferred Stock and the number of shares offered; (ii) the initial public offering price at which such shares will be issued; (iii) the dividend rate or rates (or method of calculation), the date or dates from which dividends shall accrue, and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate; (iv) any redemption or sinking fund provisions; (v) the amount that shares of such series shall be entitled to receive in the event of any liquidation, dissolution or winding up of the Company; (vi) the terms and conditions, if any, on which shares of such series shall be exchangeable for shares of stock of any other class or classes, or other series of the same class, of the Company; (vii) the voting rights, if any, of shares of such series in addition to those set forth in 'Voting Rights' below; (viii) the status as to reissuance or sale of shares of such series redeemed, purchased or otherwise reacquired, or surrendered to the Company on conversion or exchange; (ix) the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by the Company or any subsidiary, of the Common Stock or of any other class of stock of the Company ranking junior to the shares of such series as to dividends or upon liquidation; (x) the conditions and restrictions, if any, on the creation of indebtedness of the Company, or any subsidiary, or on the issue of any additional stock ranking on a parity with or prior to the shares of such series as to dividends or upon liquidation; and (xi) any additional dividend, liquidation, redemption, sinking or retirement fund and other rights, preferences, privileges, limitations and restrictions of such Preferred Stock.

     The Preferred Stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the applicable Prospectus Supplement, the shares of each series of Preferred Stock will upon issuance rank on a parity in all respects with the outstanding shares of the Company's Series A Cumulative Convertible Preferred Stock and the 9.50% Cumulative Preferred Stock, Series C, and each other then outstanding series of preferred stock of the Company other than the Series B Junior

Participating Preferred Stock, which when issued will rank junior to all shares of any other class of the Preferred Stock. The Preferred Stock will have no preemptive rights to subscribe for any additional securities which may be issued by the Company.

DIVIDENDS

     The holders of the Preferred Stock, before any dividends may be declared or paid to the holders of shares of the Common Stock, par value $1.00 per share, of the Company (the 'Common Stock') or of any other capital stock of the Company ranking junior to the Preferred Stock as to the payment of dividends, will be entitled to receive, when and as declared by the Board of Directors or a duly authorized committee thereof, out of the net profits or net assets of the Company legally available therefor, dividends payable quarterly on March 31, June 30, September 30 and December 31 in each year at such rates as will be specified in the applicable Prospectus Supplement. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be specified in the applicable Prospectus Supplement. Dividends will be payable to the holders of record as they appear on the stock transfer records of the Company on such record dates (not more than 60 days prior to a dividend payment date) as will be fixed by the Board of Directors or a duly authorized committee thereof. Dividends will be paid in the form of cash.

     Dividends on any series of Preferred Stock may be cumulative or noncumulative, as specified in the applicable Prospectus Supplement. If the Board of Directors fails to declare a dividend payable on a dividend payment date on any Preferred Stock for which dividends are noncumulative ('Noncumulative Preferred Stock'), then the holders of such Preferred Stock will have no right to receive a dividend in respect of the dividend period relating to such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such Preferred Stock are declared or paid on any future dividend payment dates. If dividends on any series of Preferred Stock are not paid in full or declared in full and sums set apart for the payment thereof, then no dividends shall be declared and paid on any such stock unless declared and paid ratably on all shares of each series of Preferred Stock then outstanding, including dividends accrued or in arrears, if any, in proportion to the respective amounts that would be payable per share if all such dividends were declared and paid in full.

     The Prospectus Supplement relating to a series of Preferred Stock will specify the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by the Company or any subsidiary of, the Common Stock or of any other class of stock of the Company ranking junior to the shares of such series as to dividends or upon liquidation and any other preferences, rights, restrictions and qualifications that are not inconsistent with the Certificate of Incorporation.

LIQUIDATION RIGHTS

     Upon any liquidation, dissolution or winding up of the Company (whether voluntary or involuntary) the holders of Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, the amount specified in the applicable Prospectus Supplement for such series, together with all dividends accrued and unpaid before any distribution of the assets will be made to the holders of Common Stock or any other class or series of shares ranking junior to such Preferred Stock upon liquidation, dissolution or winding up, and will be entitled to no other or further distribution. If upon any liquidation, dissolution or winding up of the Company, the assets distributable among the holders of the Preferred Stock shall be insufficient to permit the payment in full to the holders of the Preferred Stock of all amounts payable to all such holders, then the entire assets of the Company thus distributable will be distributed ratably among the holders of the Preferred Stock in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

     Neither the consolidation, merger or other business combination of the

Company with or into any other individual, firm, corporation or other entity nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Company will be deemed to be a liquidation, dissolution or winding up of the Company.

REDEMPTION

     If so specified in the Prospectus Supplement, any series of Preferred Stock may be redeemable, in whole or in part, at the option of the Company or pursuant to a retirement or sinking fund or otherwise, on terms and at the times and the redemption prices specified in the applicable Prospectus Supplement. If less than all shares of a series of Preferred Stock at the time outstanding are to be redeemed, the shares of such series to be redeemed will be selected pro rata or by lot, in such manner as may be prescribed by resolution of the Board of Directors.

     Notice of any redemption of Preferred Stock at the option of the Company shall be given by publication in a newspaper of general circulation in the Borough of Manhattan, The City of New York, such publication to be made not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days prior to such redemption date, addressed to the respective holders of record of shares of Preferred Stock at the addresses shown on the stock transfer records of the Company, but the mailing of such notice will not be a condition of such redemption. In order to facilitate the redemption of shares of Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Preferred Stock to be redeemed, and such record date will be not more than 60 days nor less than 30 days prior to the redemption date.

     Prior to the redemption date, the Company will deposit money for the payment of the redemption price with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $10,000,000. Unless the Company fails to make such deposit, on the redemption date, all dividends on the Preferred Stock called for redemption will cease to accrue and all rights of the holders of such Preferred Stock as stockholders of the Company shall cease, except the right to receive the redemption price (but without interest). Unless otherwise specified in the applicable Prospectus Supplement, any monies so deposited which remain unclaimed by the holders of such Preferred Stock at the end of six years after the redemption date will become the property of, and be paid by such bank or trust company to, the Company.

CONVERSION RIGHTS

     Preferred Stock will not be convertible into Common Stock.

VOTING RIGHTS

     Except as indicated below or in the applicable Prospectus Supplement or as otherwise from time to time required by law, holders of the Preferred Stock will have no voting rights.

     So long as any shares of Preferred Stock are outstanding, without first obtaining the consent or approval of the holders of at least two-thirds of the number of then-outstanding shares of Preferred Stock, and all other series of the Company's preferred stock (the Preferred Stock and such other series of preferred stock collectively, the 'Outstanding Preferred Stock'), voting as a single class, given in person or by proxy at a meeting at which the holders of such shares are entitled to vote separately as a class, the Company will not:
(i) authorize shares of any class or series of stock having any preference or priority as to dividends or upon liquidation ('Senior Stock') over the Outstanding Preferred Stock; (ii) reclassify any shares of stock of the Company into shares of Senior Stock; (iii) authorize any security exchangeable for, convertible into or evidencing the right to purchase any shares of Senior Stock;
(iv) amend, alter or repeal the Certificate of Incorporation to alter or change the preferences, rights or powers of the Outstanding Preferred Stock so as to affect the Outstanding Preferred Stock adversely unless any such amendment, alteration or repeal would alter or change the preferences, rights or powers of one or more, but not all, of the series of the Outstanding Preferred Stock at the time outstanding, in which case the consent or approval of the holders of at least two-thirds of the number of the outstanding shares of each such series so affected will be required in lieu of (or if such consent is required by law, in addition to) the consent or approval of the holders of at least two-thirds of the number of outstanding shares of Outstanding Preferred Stock voting as a class; or (v) effect the voluntary liquidation, dissolution or winding up of the Company, or the sale, lease or exchange of all or substantially all of the assets, property or business of the Company, or the merger or consolidation of the Company with or into any other corporation (except a wholly owned subsidiary of the Company); provided, however, that no separate vote of the holders of the Outstanding Preferred Stock as a class will be required in the case of a merger or consolidation or a sale, exchange or conveyance of all or substantially all of the assets, property or business of the Company (such transactions being referred to as a 'reorganization') if (A) the resulting, surviving or acquiring corporation after such reorganization will have no stock either authorized or outstanding (except such stock of the Company as may have been authorized or outstanding immediately preceding such reorganization, or such stock of the resulting, surviving or acquiring corporation as may be issued in exchange therefor) ranking prior to, or on a parity with, the Outstanding Preferred Stock or the stock of the resulting, surviving or acquiring corporation issued in exchange therefor and
(B) each holder of shares of Outstanding Preferred Stock immediately preceding such reorganization will receive in exchange therefor the same number of shares of stock, with substantially the same preferences, rights and powers, of the resulting, surviving or acquiring Corporation.

     Unless the Company obtains the consent or approval of the holders of a majority of shares of the Outstanding Preferred Stock, given in person or by proxy at a meeting at which the holders of such shares are entitled to vote separately as a class, the Company may not amend the provisions of the Certificate of Incorporation in order to increase the amount of the authorized preferred stock or to authorize any other stock ranking prior to or on a parity with the Outstanding Preferred Stock either as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up.

     Each share of Preferred Stock will be entitled to one vote on matters on which holders of the Preferred Stock are entitled to vote. Since each share of Outstanding Preferred Stock will be entitled to one vote, the voting power of any series of Preferred Stock on matters on which holders of such series and holders of other series of Outstanding Preferred Stock are entitled to vote as a single class will depend on the number of outstanding shares of Outstanding Preferred Stock, not the aggregate liquidation preference or initial offering price of the shares of such series.

                        DESCRIPTION OF DEPOSITARY SHARES

     The following summary and the summary in any Prospectus Supplement of the terms and provisions of the Depositary Shares and Depositary Receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement relating to the applicable series of Preferred Stock, which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part.

GENERAL

     The Company may, at its option, elect to offer fractional interests in shares of Preferred Stock, rather than full shares of Preferred Stock. In the event such option is exercised, the Company will provide for the issuance by a depositary of depositary receipts ('Depositary Receipts') evidencing depositary shares ('Depositary Shares'), each of which will represent a fractional interest (to be specified in the applicable Prospectus Supplement) in a share of a particular series of the Preferred Stock as more fully described below.

     In the event that the Company offers fractional shares of any series of Preferred Stock, such shares of the Preferred Stock, if any, will be deposited under a separate deposit agreement (a 'Deposit Agreement') among the Company, a bank or trust company selected by the Company and having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the 'Depositary') and the holders from time to time of the Depositary Receipts issued by the Depositary thereunder. The applicable Prospectus Supplement will set forth the name and address of the Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fractional interest in a share of Preferred Stock underlying such Depositary Share, to all the rights and preferences of the Preferred Stock underlying such Depositary Share (including dividend, voting, redemption and liquidation rights).

     Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock deposited under a Deposit Agreement to the record holders of Depositary Shares representing such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date. The Depositary will distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributable will be held by the Depositary (without liability for interest thereon) and will be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Receipts then outstanding.

     In the event of a distribution other than in cash in respect of Preferred Stock deposited under a Deposit Agreement, the Depositary will distribute the property received by it to the record holders of the Depositary Shares entitled thereto, in proportion, as nearly as may be practicable, to the numbers of Depositary Shares owned by such holders on the relevant record date, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable to effect such distribution, including the sale of such property and distribution of the net proceeds from such sale to such holders.

     Each Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the Preferred Stock deposited under such Deposit Agreement will be made available to holders of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     If the Preferred Stock deposited under a Deposit Agreement is subject to redemption in whole or in part, the related Depositary Shares will be redeemed from the proceeds received by the Depositary as a result of any such redemption of such Preferred Stock held by the Depositary. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Preferred Stock so redeemed. The Depositary will mail the notice of redemption not less than 20 and not more than 50 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such Preferred Stock. If less than all the Depositary

Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

     Notice of redemption having been given as described above, from and after the date fixed for redemption, unless the Company shall have failed to redeem the shares of Preferred Stock so called for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding, and all rights of the holders of such Depositary Shares will cease, except for the right to receive the monies payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption, upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING RIGHTS

     As soon as practicable after receipt of notice of any meeting at which the holders of the Preferred Stock deposited under a Deposit Agreement are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the holders of the Depositary Shares relating to such Preferred Shares as of the record date for such meeting. Each such record holder of Depositary Shares will be entitled, subject to any applicable restrictions, to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by such record holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of the Preferred Stock represented by such Depositary Shares in accordance with any such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Stock deposited under a Deposit Agreement to the extent that it does not receive specific instructions from the holders of Depositary Shares representing such Preferred Stock.

WITHDRAWAL OF STOCK

     Upon surrender of Depositary Receipts at the principal office of the relevant Depositary (unless the related Depositary Shares have previously been called for redemption), and subject to the terms of the related Deposit Agreement, the owner of the Depositary Shares evidenced thereby is entitled to delivery of whole shares of Preferred Stock and all money and other property, if any, represented by such Depositary Shares. Partial shares of Preferred Stock will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Preferred Stock to be withdrawn, the relevant Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of shares of Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under a Deposit Agreement or to receive Depositary Shares therefor. The Company does not expect that there will be any public trading market for the Preferred Stock, except as represented by the Depositary Shares.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing any Depositary Shares and any provision of a Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding under such Deposit Agreement. Each Deposit Agreement will provide that each holder of Depositary Shares at the time any such amendment becomes effective which continues to hold such Depositary Shares will be deemed to have consented to such amendment and will be bound thereby. No such amendment may impair the right, subject to the terms of the related Deposit Agreement, of any owner of any Depositary Shares issued under such Deposit Agreement to surrender the Depositary Receipt evidencing such Depositary Shares with instructions to the Depositary to deliver to the holder the whole shares of Preferred Stock represented by such Depositary Shares and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law. A Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares relating thereto have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock of the relevant series in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of the related Depositary Shares.

CHARGES OF DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of any Depositary in connection with the initial deposit of Preferred Stock and the initial issuance of the relevant Depositary Shares and any redemption of such Preferred Stock. Holders of Depositary Shares will pay other transfer and other taxes and governmental charges and certain other charges as are provided in the relevant Deposit Agreement to be for their accounts.

MISCELLANEOUS

     Each Depositary will forward to the holders of the Depositary Shares all reports and communications from the Company which are delivered to such Depositary and which the Company is required to furnish to the holders of the Preferred Stock. In addition, each Depositary will make available for inspection by holders of the Depositary Shares at the principal office of such Depositary, and at such other places as it may from time to time deem advisable, any reports and communications received from the Company which are received by such Depositary as the holder of Preferred Stock.

     Neither any Depositary nor the Company will assume any obligation or will be subject to any liability under a Deposit Agreement to holders of the Depositary Shares other than for its negligence or willful misconduct. Neither any Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under a Deposit Agreement. The obligations of the Company and any Depositary under a Deposit Agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Company and any Depositary may rely on written advice of counsel or accountants, on information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

RESIGNATION AND REMOVAL OF DEPOSITARY


     A Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove any Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000.

FEDERAL INCOME TAX CONSEQUENCES

     Owners of the Depositary Shares will be treated for Federal income tax purposes as if they were owners of the Preferred Stock represented by such Depositary Shares.

                      BOOK-ENTRY PROCEDURES AND SETTLEMENT

     The Preferred Stock or Depositary Shares may be issued in certificated or book-entry form, as specified in the applicable Prospectus Supplement. Preferred Stock or Depositary Shares issued in book-entry form from the perspective of the beneficial owners thereof (the 'Shareholders') will be issued in the form of a single global stock certificate or Depositary Receipt registered in the name of the nominee of the depository, The Depository Trust Company ('DTC', which term, as used herein, includes any successor or alternate depository selected by the Company).

     DTC is a limited-purpose trust company which was created to hold securities for its participating organizations (the 'Participants') and to facilitate the clearance and settlement of securities transactions between Participants in such securities through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ('Indirect Participants'). Persons who are not Participants may beneficially own securities held by DTC only through Participants or Indirect Participants.

     DTC's nominee for all purposes will be considered the sole owner or holder of the Preferred Stock or Depositary Shares held in book-entry form. Owners of beneficial interests in the global stock certificate or Depositary Receipt will not be entitled to have Preferred Stock or Depositary Shares registered in their names, will not receive or be entitled to receive physical delivery of Preferred Stock or Depositary Shares in definitive form, and will not be considered the holders thereof under the Certificate of Incorporation or any Deposit Agreement.

     Neither the Company nor the Depository will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global stock certificate or Depositary Receipt, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.


     A Shareholder's ownership of Preferred Stock or Depositary Shares will be recorded on or through the records of the brokerage firm or other entity that maintains such Shareholder's account. In turn, the total number of shares of Preferred Stock or Depositary Shares held by an individual brokerage firm for its clients will be maintained on the records of DTC in the name of such brokerage firm or other entity (or in the name of a Participant that acts as agent for the Shareholder's brokerage firm or other entity if such firm or other entity is not a Participant). Therefore, a Shareholder must rely upon the records of such brokerage firm or other entity to evidence such Shareholder's ownership of Preferred Stock or Depositary Shares. Transfer of ownership of any Preferred Stock or Depositary Shares may be effected only through the brokerage firm or other entity that maintains a Shareholder's account.

     Dividends or other distributions payable in respect of Preferred Stock or Depositary Shares will be paid by the Company or the Depositary, as the case may be, to DTC. DTC will be responsible for crediting the amount of payments that it receives from the Company or the Depositary, as the case may be, to the accounts of the Participants in accordance with each of their respective standard procedures, which currently provide for payments in next-day funds. Each Participant will be responsible for disbursing such payments to the Shareholders that it represents and to each brokerage firm or other entity for which it acts as agent. Each such brokerage firm or other entity will be responsible for disbursing funds to the Shareholders that it represents. It is suggested that any purchaser of Preferred Stock or Depositary Shares with accounts at more than one brokerage firm or other entity only effect transactions in the Preferred Stock or Depositary Shares through the brokerage firm or firms or other entity or entities that hold such purchaser's Preferred Stock or Depositary Shares.

     If DTC is at any time unwilling or unable to continue as depository in respect of a global certificate or Depositary Receipt and a successor depository is not appointed by the Company or the Depositary, as the case may be, within 90 days, the Company will issue Preferred Stock or Depositary Shares, as the case may be, in definitive form in exchange for the global stock certificate or Depositary Receipt. In addition, the Company may at any time determine not to have the Preferred Stock or Depositary Shares represented by a global stock certificate or Depositary Receipt, as the case may be, and, in such event, will issue Preferred Stock or Depositary Shares in definitive form in exchange for such global stock certificate or Depositary Receipt. In either instance, an owner of a beneficial interest in the global stock certificate or Depositary Receipt will be entitled to have Preferred Stock or Depositary Shares equal in aggregate amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Preferred Stock or Depositary Shares in definitive form. The registered owner of such Preferred Stock or Depositary Shares will be entitled to receive the dividends or other distributions or, if applicable, the redemption price payable in respect of such Preferred Stock or Depositary Shares, upon surrender of such Preferred Stock or Depositary Shares to the Company or the Depositary, as the case may be, in accordance with the procedures set forth in the Certificate of Incorporation or Deposit Agreement, respectively.

                              PLAN OF DISTRIBUTION


     The Company may sell the Preferred Stock or Depositary Shares in any of three ways: (i) through underwriters; (ii) directly to one or more purchasers; or (iii) through agents. The Prospectus Supplement with respect to Preferred Stock or Depositary Shares being offered thereby sets forth the terms of the offering of such Preferred Stock or Depositary Shares, including the names of any underwriters, the purchase price of such Preferred Stock or Depositary Shares and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any national securities exchange or national quotation system on which such Preferred Stock or Depositary Shares will be listed. Under guidelines adopted by the National Association of Securities Dealers, Inc. (the 'NASD'), the underwriting compensation payable in connection with any issue of Preferred Stock or Depositary Shares under this Prospectus may not exceed 8% of the initial offering price. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with Preferred Stock or Depositary Shares offered thereby.

     If underwriters are used in the sale, Preferred Stock or Depositary Shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Preferred Stock or Depositary Shares may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Such managing underwriters or underwriters will include Salomon Brothers Inc. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase such Preferred Stock or Depositary Shares will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all Preferred Stock or Depositary Shares offered by the Prospectus Supplement if any of such Preferred Stock or Depositary Shares is purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Preferred Stock or Depositary Shares may also be sold directly by the Company or through agents designated by the Company from time to time. Any agents involved in the offer or sale of Preferred Stock or Depositary Shares will be named, and any commissions payable by the Company to such agents will be set forth, in the applicable Prospectus Supplement. Such agents will include Salomon Brothers Inc. Unless otherwise indicated in the Prospectus Supplement, any such agent is acting on a best-efforts basis for the period of its appointment.

     Any series of Preferred Stock or Depositary Shares, including additional Preferred Stock or Depositary Shares of a previous issue, may be sold on any national securities exchange or national quotation system on which such series or Depositary Shares are listed.

     Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for, the Company or its affiliates in the ordinary course of business.

     Salomon Brothers Inc expects to offer and sell previously issued Preferred Stock or Depositary Shares from time to time in the course of its business as a broker-dealer. Salomon Brothers Inc may act as principal or agent in such transactions. This Prospectus and the related Prospectus Supplement will be used by Salomon Brothers Inc in connection with such transactions. Sales will be made at prices related to prevailing prices at the time of sale.

     Salomon Brothers Inc is an indirect wholly owned subsidiary of the Company. The participation of Salomon Brothers Inc in the offer and sale of Preferred Stock or Depositary Shares in respect of which this Prospectus is delivered complies with the requirements of Schedule E of the By-Laws of the NASD regarding underwriting securities of an affiliate of an NASD member.

                                    EXPERTS

     The financial statements and related schedules included in the 1991 10-K have been audited by Arthur Andersen & Co., independent public accountants, to the extent and for the periods indicated in their reports included therein, and are incorporated by reference in this Prospectus in reliance upon such reports and upon the authority of said firm as experts in accounting and auditing in giving such reports.

                                 LEGAL OPINIONS

     Certain legal matters relating to the Depositary Shares and the Preferred Stock will be passed upon for the Company by Cravath, Swaine & Moore, New York, New York, and for the Underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

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
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
NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS
BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO
MAKE ANY REPRESENTATIONS OTHER THAN THOSE CON-
TAINED IN THIS PROSPECTUS SUPPLEMENT AND THE
PROSPECTUS IN CONNECTION WITH THE OFFER CON-
TAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMA-
TION OR REPRESENTATIONS MUST NOT BE RELIED UPON
AS HAVING BEEN AUTHORIZED BY THE COMPANY.
NEITHER THE DELIVERY OF THIS PROSPECTUS SUP-
PLEMENT (INCLUDING THE PROSPECTUS) NOR ANY SALE
MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES,
CREATE AN IMPLICATION THAT THERE HAS BEEN NO
CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE
DATES AS OF WHICH INFORMATION IS GIVEN IN THIS
PROSPECTUS SUPPLEMENT AND THE PROSPECTUS.
THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS
DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY
ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR
SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON
MAKING SUCH OFFER OR SOLICITATION IS NOT QUAL-
IFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS
UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ------------------

                               TABLE OF CONTENTS

                                                     PAGE
                                                     ----
                  PROSPECTUS SUPPLEMENT
Incorporation of Certain Documents by Reference...   S-2
Recent Developments...............................   S-2
Use of Proceeds...................................   S-2
Certain Terms of the Depositary Shares............   S-2
Certain Terms of the Series E Preferred Stock.....   S-3
Federal Income Tax Consequences...................   S-5
Underwriting......................................   S-6
                       PROSPECTUS
Available Information.............................     2
Incorporation of Certain Documents by Reference...     2
Salomon Inc.......................................     3
Use of Proceeds...................................     3
Ratio of Earnings to Combined Fixed Charges and
  Preferred Dividends.............................     3
Description of Preferred Stock....................     3
Description of Depositary Shares..................     7
Book-Entry Procedures and Settlement..............    11
Plan of Distribution..............................    12
Experts...........................................    13
Legal Opinions....................................    13


10,000,000 SHARES

SALOMON INC

DEPOSITARY SHARES
EACH REPRESENTING
A ONE-TWENTIETH INTEREST
IN A SHARE OF
8.40% CUMULATIVE
PREFERRED STOCK, SERIES E

SALOMON BROTHERS INC
DEAN WITTER REYNOLDS INC.
A.G. EDWARDS & SONS, INC.
MERRILL LYNCH & CO.
PAINEWEBBER INCORPORATED
PRUDENTIAL SECURITIES INCORPORATED
SMITH BARNEY INC.

PROSPECTUS SUPPLEMENT
DATED FEBRUARY 6, 1996